EXHIBIT 99.1

Old Line Bancshares, Inc. Announces Net Income Available to Common Stockholders of $1.1 Million Dollars for the First Nine Months of 2009

James W. Cornelsen, President and Chief Executive Officer of Old Line Bancshares, Inc. (Nasdaq:OLBK), the parent company of Old Line Bank, reported that net income attributable to Old Line Bancshares, Inc. increased $194,867 or 14.17% for the nine months ended September 30, 2009 to $1.6 million from $1.4 million for the nine months ended September 30, 2008. After inclusion of the dividends and accretion on the preferred stock issued under the U.S. Treasury Department's Capital Purchase Program in December 2008, net income available to common stockholders for the nine month period was $1.1 million. Earnings per basic and diluted common share were $0.28 for the nine months ended September 30, 2009 and $0.35 for the same period in 2008. The 14.17% increase in net income for the nine month period was primarily the result of a $1.4 million increase in net interest income. The increase in net interest income derived from a $37.1 million or 17.49% increase in average net loans outstanding during the period as Old Line Bank's net interest margin decreased 10 basis points to 3.77% from 3.87% for the nine months ended September 30, 2008. We also had an approximately $160,000 increase in pre-tax earnings from our majority owned subsidiary Pointer Ridge Office Investments, LLC and an approximately $159,000 gain from sale on investments. These increases were partially offset by a $415,000 increase in the loan loss provision from $345,000 to $760,000 and increased operating expenses associated with the operations of our College Park, Annapolis, and Crofton branches that opened in February and September 2008 and July 2009, respectively. During the nine month period, we incurred a $326,000 increase in FDIC insurance premiums inclusive of a $149,000 special assessment. As we previously reported, the increase in earnings from Pointer Ridge derived from a non-recurring lease termination fee recorded in the 1st quarter of 2009. In an effort to minimize call and pre-payment risk and manage future interest rate risk, we elected to sell available-for-sale securities during the period, resulting in the $159,000 gain on the sale of investments. We did not sell any available-for-sale securities during the nine months ended September 30, 2008.

For the three month period ended September 30, 2009, net income attributable to Old Line Bancshares, Inc. increased $74,139 or 17.11% to $507,532 compared to $433,393 reported for the three month period ended September 30, 2008. After inclusion of the dividend on the preferred stock, net income available to common stockholders declined $206,710 to $226,683 from $433,393 for the three month period. Earnings per basic and diluted common share were $0.06 for the three month period ended September 30, 2009 compared to $0.11 for the three month period ended September 30, 2008. During the three month period, net interest income increased $509,804 as a result of a $36.9 million increase in average loans outstanding and an 8 basis point increase in the net interest margin to 3.89%. Non-interest revenue increased $159,298 primarily because of the increase in our ownership interest in Pointer Ridge Office Investment, LLC in December 2008. The $30,000 increase in the loan loss provision, the costs associated with the operations of the Annapolis branch that opened in September 2008 and the Crofton branch that opened in July 2009, the salary cost associated with the staff hired in anticipation of the opening of our new Glen Dale branch and the consolidation of Pointer Ridge, LLC, as outlined below, partially offset these increases in interest revenue and non-interest revenue.

Mr. Cornelsen stated: "The current economic climate continues to present a multitude of challenges to us and our customers. With the national and regional unemployment rates at record high levels, diminishing real estate values and devastating financial losses experienced by many of our peer banks, I am very satisfied with our performance. We have continued to maintain profitability and asset quality in an extremely challenging environment while incurring increased FDIC insurance cost, increased operating costs associated with the new branches and a $415,000 increase in the loan loss provision for the nine month period. Our asset quality remains strong with only 4 loans totaling $153,000 past due between 30 and 89 days. We also have three non-accrual loans totaling $1.9 million or 0.54% of total assets, and although we remain cautiously optimistic that we will continue to successfully navigate through this difficult period, we also recognize that we are not immune to losses in our loan portfolio as even our strong borrowers continue to cope with declining revenues, diminishing cash flows and depreciating collateral values in their businesses. Therefore, we believe it is prudent to continue to increase our loan loss provision."

Mr. Cornelsen continued, "We have always believed that the experience of our personnel is our best asset. This experience coupled with our relationships with our customers and our conservative management and credit culture have allowed us to continue to grow loans and improve our earnings performance. We have maintained our disciplines in underwriting standards for new and existing loans and we have worked closely with our customers to ensure their future success."

Mr. Cornelsen also said that he is delighted to report the opening of our 10th branch in Glen Dale, Maryland on October 15, 2009. Lisa Walsh will manage this branch located at 12100 Annapolis Road, Suite 1, Glen Dale, Maryland. We are pleased to have Lisa's many years of banking experience in the local community and we believe that her and her team's experience and skills will contribute to the further expansion of our customer base. We believe that with these 10 branches, our lending staff, our corporate infrastructure, our solid balance sheet and our strong capital position, we are positioned to focus our future efforts on improving earnings per share and enhancing stockholder value by capitalizing on the many opportunities available in the market.

As we reported in the 2nd quarter, in July, we repurchased from the U.S. Treasury the 7,000 shares of preferred stock that we issued to them in December 2008 under its Capital Purchase Program under the Troubled Asset Relief Program (TARP). We paid Treasury $7,058,333 to repurchase the preferred stock which reflects the liquidation value of the preferred stock and $58,333 of accrued but unpaid dividends. After careful consideration, we determined that we would repay the U.S. Treasury and believe this repayment will be in the best long term interest of our stockholders. In August, we also repurchased at a fair market value of $225,000 the warrant to purchase 141,892 shares of our common stock that was issued to the U.S. Treasury in conjunction with the issuance of the preferred stock.

As we previously reported, in November 2008, we acquired an additional 12.5% membership interest in Pointer Ridge Office Investments, LLC. This purchase increased our ownership percentage in the entity from 50.0% to 62.5%. As a result, we now consolidate their financial results with ours and make the appropriate minority interest adjustments in stockholders' equity. As stated above, the net impact of this investment during the nine months ended September 30, 2009 as compared to the same period in 2008 was a $160,000 increase in pre-tax earnings. Pointer Ridge contributed a nominal $7,000 loss to us during the three month period ended September 30, 2009.

At September 30, 2009, the allowance for loan losses was $2.3 million or 0.89% of gross loans compared to $1.9 million or 0.85% of gross loans at December 31, 2008. During the period we repossessed one boat that collateralized a loan in the amount of approximately $96,000. We charged $50,000 to the allowance for loan losses for anticipated losses on this repossession. We charged an additional $150,000 to the allowance for loan losses for losses recognized on a non-accrual loan that we have restructured that is currently remitting payments. We anticipate the Borrower on this loan will remit future payments in a timely manner and we expect that we will return this loan to accrual status prior to year end 2009. Based on our history, internal analysis and the satisfactory historical performance of the loan portfolio, we believe the allowance continues to appropriately reflect the inherent risk of loss in our portfolio and the current economic climate.

Old Line Bancshares, Inc. is the parent company of Old Line Bank, a Maryland chartered commercial bank headquartered in Bowie, Maryland, approximately 10 miles east of Andrews Air Force Base and 20 miles east of Washington, D.C. Old Line Bank also operates from a branch in Bowie, Maryland, two branches in Waldorf, Maryland, one branch in Annapolis, Maryland, one branch in Crofton, Maryland and five additional branches in Prince George's County, Maryland. Its primary market area is the suburban Maryland (Washington, D.C. suburbs) counties of Prince George's, Anne Arundel, Charles and northern St. Mary's. It also targets customers throughout the greater Washington, D.C. metropolitan area.

The statements in this press release that are not historical facts, in particular the statements with respect to the adequacy of our loan loss allowance, expansion of our customer base, the manner in which our 10 branches, lending staff, corporate structure, solid balance sheet and capital position us for the future, future timely payments on the non-accrual loan and returning this loan to accrual status by year end, improved earnings per share and stockholder value, and stockholder benefits from the repurchase of the preferred stock and warrant issued under TARP constitute "forward-looking statements" as defined by Federal Securities laws. Such statements are subject to risks and uncertainties that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. These statements can generally be identified by the use of forward-looking terminology such as "believes," "expects," "intends," "may," "will," "should," "anticipates", "plans" or similar terminology. Actual results could differ materially from those currently anticipated due to a number of factors, including, but not limited to, further deterioration in economic conditions in our target markets or nationally and changes in laws impacting our ability to collect on outstanding loans or otherwise negatively impact our business. Forward-looking statements speak only as of the date they are made. Old Line Bancshares, Inc. will not update forward-looking statements to reflect factual assumptions, circumstances or events that have changed after a forward-looking statement was made. For further information regarding risks and uncertainties that could affect forward-looking statements Old Line Bancshares, Inc. may make, please refer to the filings made by Old Line Bancshares, Inc. with the U.S. Securities and Exchange Commission available at www.sec.gov.

               Old Line Bancshares, Inc. & Subsidiaries
                      Consolidated Balance Sheets

                                           September 30,   December 31,
                                              2009            2008
----------------------------------------------------------------------
                                           (Unaudited)

          Assets

 Cash and due from banks                   $ 10,705,211   $  8,823,170
 Federal funds sold                              52,976      2,140,525
                                           ------------   ------------
  Total cash and cash equivalents            10,758,187     10,963,695
 Time deposits in other banks                16,403,920     13,267,000
 Investment securities available for sale    29,871,265     29,565,976
 Investment securities held to maturity       6,198,980      8,003,391
 Loans, less allowance for loan losses      262,350,195    231,053,618
 Restricted equity securities at cost         2,957,650      2,126,550
 Premises and equipment                      15,149,716     12,388,046
 Accrued interest receivable                  1,114,818      1,091,560
 Prepaid income taxes                                --         35,649
 Bank owned life insurance                    8,341,566      8,096,039
 Other assets                                   929,314      1,139,101
                                           ------------   ------------
    Total assets                           $354,075,611   $317,730,625
                                           ============   ============

          Liabilities and Stockholders' Equity

 Deposits
  Noninterest-bearing                      $ 40,886,676   $ 39,880,119
  Interest-bearing                          237,521,579    191,550,521
                                           ------------   ------------
   Total deposits                           278,408,255    231,430,640
 Short-term borrowings                       15,653,411     17,773,934
 Long-term borrowings                        21,474,069     21,531,133
 Accrued interest payable                       675,643        625,446
 Income tax payable                                 413             --
 Deferred income taxes                          100,105         65,651
 Other liabilities                            1,347,704      4,012,968
                                           ------------   ------------
    Total liabilities                       317,659,600    275,439,772
                                           ------------   ------------

 Stockholders' equity
  Preferred stock, par value $0.01 per
   share and additional paid in capital;
   7,000 shares issued and outstanding               --      6,703,591
  Common stock, par value $0.01 per
   share; authorized 15,000,000 shares;
   issued and outstanding 3,862,364 in
   2009 and 2008                                 38,624         38,624
  Additional paid-in capital                 29,021,473     28,838,810
  Warrants to purchase 141,892 shares
   of common stock                                   --        301,434
  Retained earnings                           6,148,084      5,411,772
  Accumulated other comprehensive income        507,889        392,611
                                           ------------   ------------
   Total Old Line Bancshares, Inc.
    stockholders' equity                     35,716,070     41,686,842
  Noncontrolling interest                       699,941        604,011
                                           ------------   ------------
   Total stockholders' equity                36,416,011     42,290,853
                                           ------------   ------------
    Total liabilities and stockholders'
     equity                                $354,075,611   $317,730,625
                                           ============   ============

               Old Line Bancshares, Inc. & Subsidiaries
                  Consolidated Statements of Income
                            (Unaudited)

                       Three Months Ended        Nine Months Ended
                         September 30,             September 30,
                     2009         2008            2009          2008
----------------------------------------------------------------------
 Interest revenue
  Loans, including
   fees            $ 3,952,742  $ 3,642,695  $11,343,471   $10,620,360
  U.S. Treasury
   securities               --       17,052        7,230        58,237
  U.S. government
   agency
   securities           75,672       40,319      262,862        90,026
  Mortgage backed
   securities          276,302       96,203      800,666       209,053
  Municipal
   securities           20,809       23,883       64,808        72,694
  Federal funds
   sold                    233       85,110          973       257,079
  Other                 66,360       31,262      241,390       125,213
                   ----------- ------------  -----------  ------------
   Total interest
    revenue          4,392,118    3,936,524   12,721,400    11,432,662
                   ----------- ------------  -----------  ------------
 Interest expense
   Deposits          1,153,366    1,256,945    3,499,621     3,773,591
   Borrowed funds      252,263      202,894      772,037       593,015
                   ----------- ------------  -----------  ------------
    Total interest
     expense         1,405,629    1,459,839    4,271,658     4,366,606

    Net interest
     income          2,986,489    2,476,685    8,449,742     7,066,056

 Provision for loan
  losses               210,000      180,000      760,000       345,000
                   ----------- ------------  -----------  ------------
    Net interest
     income after
     provision for
     loan losses     2,776,489    2,296,685    7,689,742     6,721,056
                   ----------- ------------  -----------  ------------

 Non-interest
  revenue
  Service charges
   on deposit
   accounts             66,615       78,533      225,495       230,737
  Gains on sales of
   investment
   securities              634           --      158,551            --
  Earnings on bank
   owned life
   insurance            95,322       90,895      282,937       273,609
  Income (loss) on
   investment in
   real estate LLC          --       (7,737)          --         5,904
  Gain(loss) on
   disposal of
   assets               (4,803)          --       (4,803)           --
  Other fees and
   commissions         210,640       47,419      844,828       191,958
                   -----------  -----------  -----------  ------------
    Total non-
     interest
     revenue           368,408      209,110    1,507,008       702,208
                   -----------  -----------  -----------  ------------

 Non-interest
  expense
  Salaries           1,075,572      822,131    2,851,559     2,308,762
  Employee benefits    242,778      222,607      760,624       723,965
  Occupancy            306,871      286,729      773,177       837,438
  Equipment             96,004       81,771      258,398       228,437
  Data processing       90,821       67,163      247,812       193,042
  Other operating      572,065      348,886    1,826,919     1,014,822
                   -----------  -----------  -----------  ------------
    Total non-
     interest
     expense         2,384,111    1,829,287    6,718,489     5,306,466
                   -----------  -----------  -----------  ------------

 Income before
  income taxes         760,786      676,508    2,478,261     2,116,798
   Income taxes        257,512      243,115      812,414       741,748
                   -----------  -----------  -----------  ------------
 Net Income            503,274      433,393    1,665,847     1,375,050
   Less: Net
    Income
    attributable
    to the non-
    controlling
    interest            (4,258)          --       95,930            --
                   -----------  -----------  -----------  ------------
 Net Income
  attributable to
  Old Line
  Bancshares, Inc.     507,532      433,393    1,569,917     1,375,050

 Preferred stock
  dividends and
  discount accretion   280,849           --      485,993            --
                   -----------  -----------  -----------  ------------
 Net income
  available to
  common
  stockholders     $   226,683  $   433,393  $ 1,083,924  $  1,375,050
                   ===========  ===========  ===========  ============

 Basic earnings per
  common share     $      0.06  $      0.11  $      0.28  $       0.35
 Diluted earnings
  per common share $      0.06  $      0.11  $      0.28  $       0.35
 Dividend per
  common share     $      0.03  $      0.03  $      0.03  $       0.03

CONTACT:  Old Line Bancshares, Inc.
          Christine M. Rush, Chief Financial Officer
          (301) 430-2544